Exhibit 99.1

Clarus Corporation

2084 East 3900 South,

Salt Lake City, Utah 84124

September 30, 2022

Via Email

Thrivent Asset Management, LLC

901 Marquette Ave., Suite 2500

Minneapolis, MN 55402-3211

Dear Mr. Kremenak:

I am responding to your request that Thrivent Asset Management, LLC and its Affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) (collectively, “Thrivent”) be permitted under Clarus Corporation’s (the “Company”) Rights Agreement dated as of February 12, 2008 (the “Rights Agreement”) to acquire beneficial ownership in excess of 4.9% of the Company’s outstanding shares of common stock.

The Company’s Board of Directors has considered Thrivent’s request to acquire beneficial ownership in excess of 4.9% of the Company’s outstanding shares of common stock, and has determined to approve Thrivent’s request to increase its current beneficial ownership to in excess of 4.9% of the Company’s outstanding shares of common stock, provided that the foregoing determination is conditioned upon, and subject to Thrivent: (i) not increasing such beneficial ownership to in excess of 9.9% of the Company’s outstanding shares of common stock; (ii) remaining continuously eligible to report its ownership of the Company’s common stock on Schedule 13G; and (iii) increasing such beneficial ownership to in excess of 4.9% of the Company’s outstanding shares of common stock on or before the twelve month anniversary of the date of this letter.

Please note that in the event that Thrivent increases its beneficial ownership to in excess of 4.9% of the Company’s outstanding shares of common stock and then subsequently reduces its beneficial ownership to below 4.9%, the approval granted pursuant to this letter shall immediately terminate and Thrivent would need to obtain a new approval from the Company’s Board of Directors before seeking to again increase its beneficial ownership to in excess of 4.9% of the Company’s outstanding shares of common stock.

Should you have any further questions, please do not hesitate to contact me.

Very truly yours,

CLARUS CORPORATION

By:	/s/ Michael J. Yates
Name: Michael J. Yates
Title: Chief Financial Officer

Accepted and Agreed to

as of the Date First Set Forth Above:

THRIVENT ASSET MANAGEMENT, LLC

By:	/s/ Michael W. Kremenak
Name: Michael W. Kremenak
Title: Elected Manager